Exhibit 10.1

SOURCE CODE LICENSE & SERVICES AGREEMENT

This Source Code License & Services Agreement (“Agreement”), effective on December 3, 2024 (“Effective Date”), is entered into by and between Mitesco, Inc. (“MITI”) with offices at 550 Beachland Blvd., Vero Beach, Florida, a Nevada corporation and AgingTopic, LLC. (“AT”), an LLC, with offices at 11 Spring Knob Circle, Beaufort SC 29907.

NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree to the following terms and conditions:

1.	DEFINITIONS

1.1

“Documentation” shall mean documentation related to the Product including, but not limited to: documents related to testing, architecture or functional specifications of the Product, end user documentation for the Product and documents as well as other internal documents used to support the Product.

1.2

“End User” shall mean a user, licensee or purchaser of any MITI Product. End User shall also include any user or licensee of an evaluation version of a MITI Product, provided that the Product is licensed under an evaluation license equivalent in duration and substantially equivalent in terms of the evaluation license for MITI Products.

1.3	“Object Code” means the compiled version of the Source Code.

1.8

“Source Code” means, as it pertains to the Product, those statements in a computer language which, when processed by a compiler, assembler or interpreter, become executable by a computer and includes, without limitation, all comments, notes, flow charts, decision tables, argument lists and other human readable references relating to the operation, purpose, compilation, assembly or interpretation thereof.

2.	LICENSE GRANT

2.1

License to Mitesco. AT grants to MITI, under all of AT’s intellectual property rights, an exclusive (except as set forth in Section 12), transferable (only pursuant to Section 14), irrevocable (subject to termination only as set forth in Section 13), perpetual, worldwide, royalty-free license, to (directly or indirectly):

(a)	reproduce, modify and create derivative works of the Product;

(b)	use, sell, license or otherwise distribute the Object Code of the Product or any derivative works of the Product (pursuant to the restrictions set forth in Section 2.2);

(c)	modify, reproduce and distribute any end user Documentation as branded with MITI selected brand names; and

(d)

sublicense a third party to do any of the foregoing (provided that if MITI sublicenses subsection (a), then MITI (i) shall require such third party to enter into a written agreement with MITI with confidentiality restrictions and ownership provisions no less protective of AT’s rights than this Agreement, and (ii) will remain liable to /for the actions of such third party).

2.2

License Restrictions. MITI shall not distribute or disclose the Source Code for the Product to any third party, except (a) for development purposes as set forth in Section 2.1 (d) and (b) as required under a source code escrow agreement pursuant to Section 3. MITI shall not distribute the Object Code for the Product to anyone other than (i) an End User; or (ii) to MITI’s standard resellers and distributors; provided that MITI requires each such distributor or reseller to enter into a written agreement with MITI with ownership provisions no less protective of AT’s rights than this Agreement and which prohibits such distributor or reseller from distributing the Product to anyone other than an End User or a subsequent reseller/distributor for eventual use and license by an End User. For clarification purposes, MITI may distribute the Object Code as a stand-alone offering, provided that the final licensee is an End User.

2.3

MITI Requirements. MITI will (a) include a copyright notice in all copies of the Product as follows: “Mitesco, Inc. 2024-200. All rights reserved.”; and (b) require all licensees of the Product enter into a license agreement with MITI (which may be a click-through or shrink-wrap agreement) that is no less protective of AT’s proprietary rights than this Agreement.

3.

SOURCE CODE ESCROW. MITI may also enter into agreements with its customers, resellers or distributors (“Users”) which would require MITI to place the Source Code of Product in escrow for the benefit of said Users, and to have the escrow agent release said Source Code from escrow only upon: (i) the cessation of MITI from functioning as a going concern or bankruptcy, or (ii) MITI’s failure to maintain, support and enhance the Product in accordance with its contractual obligations; provided, however, that (a) the source code escrow agreement will be with a reputable third-party software escrow agent and (b) the beneficiary of any source code escrow agreement shall agree in writing that its use of the Source Code upon release shall be limited to the support, maintenance and enhancement of the Product required of MITI pursuant to its obligations to such User under MITI’s original agreement with such User.

4.

BRANDING. Subject to the requirements set forth in Section 2.3. MITI shall remove any AT trademarks or other branding from the Product and market and distribute the Product (or any derivative works thereof) under a MITI selected brand name.

5.	DELIVERY & FEES

5.1

Delivery. Within ten (10) days of the execution of this Agreement, AT shall deliver the Source Code and Object Code of the Product to MITI by electronic means, along with all documentation, related license agreements for components, instructions and marketing materials.

5.2

Fee Schedule. MITI shall pay up to $150,000 (in U.S. dollars) the License Fees as follows:

(a) $5,000 within 5 business days after the Effective Date, and

(b) royalty payments of a) 30% of net collections until a total of all payments shall equal $50,000, after that amount is paid,

c) 15% of net collections until a total of all payments shall equal $150,000, at which time the license shall be considered “fully paid”.

d) as further consideration, after a total of $150,000 is paid, and until 36 months after the date of this agreement, an additional 2.5% of net collections will be paid for support and goodwill;

e) MITI shall issue to AT, or its designate, 100,000 shares of restricted common stock in consideration of services supporting the transfer and conversion of the source code and the business.

6.

OWNERSHIP. As between the parties, AT retains all title, and (except as expressly granted in this Agreement) all rights and interest in and to the Product and any and all copies and portions thereof, until such time that a total of $150,000 in payments shall have been made, at which time it becomes the sole property of MITI.

7.	SERVICES

7.1

Scope of Services. AT hereby agrees to provide to MITI all consulting and development services requested by MITI during the first year of this Agreement (the “Services”). It is anticipated that AT will devote approximately 10 hours per week, during the first four weeks of the Agreement, to the performance of Services for MITI, however MITI shall not be obligated to request or compensate AT for any minimum number of hours per week. AT shall not be obligated to provide Services in excess of fifteen (15) hours per week. AT shall respond to a written request for Services from MITI within one business day with an outline of a reasonable timeframe for completion of any requested Services. If agreed to by MITI, AT shall commence work on the Services promptly and shall use best efforts to complete such Services in accordance with the estimated time frame and shall use commercially reasonable efforts to meet MITI’s other requirements for the Services, subject to the limitation of 15 hours per week. AT will use best efforts to ensure that qualified individuals shall be available to complete Services when requested by MITI.

7.2

Ownership of Work Product. MITI shall own all right, title and interest (including patent rights, copyrights, trade secret rights, sui generis database rights and all other rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by AT that are created or arise out of, the Services or any Proprietary Information (as defined below) (collectively, “Work Product”) and AT will promptly disclose and provide all Work Product to MITI. All Work Product is work made for hire to the extent allowed by law, and, in addition, AT hereby makes all assignments necessary to accomplish the foregoing ownership. AT shall assist MITI, at MITI’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned. AT hereby irrevocably designates and appoints MITI as its agent and attorney-in-fact to act for and in AT’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by AT.

7.3

Proprietary Information. AT agrees that all Work Product and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) AT develops, learns or obtains during the period over which AT is (or is supposed to be) providing Services that relate to MITI or the business or demonstrably anticipated business of MITI or that are received by or for MITI in confidence, constitute “Proprietary Information.” In addition, any of MITI price lists that are provided to AT shall be deemed Proprietary Information of MITI. AT will hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information. Proprietary Information shall not include information that AT can prove (a) was generally available to the public at the time it received the information from MITI, (b) was known to it, without restriction, at the time of disclosure by MITI, (c) is disclosed with the prior written approval of MITI, (d) was independently developed by it without any use of the Proprietary Information, (e) becomes known to it, without restriction, from a source other than MITI without a duty of confidentiality to MITI, or (f) is disclosed in response to an order or requirement of a court, administrative agency, or other governmental body; provided, however, that (i) AT must provide prompt advance notice of the proposed disclosure to the MITI and (ii) any Proprietary Information so disclosed shall otherwise remain subject to the provisions of this Section 7.3. Upon termination and as otherwise requested by MITI, AT will promptly return to MITI all items and copies containing or embodying Proprietary Information, including, without limitation, all memoranda, notes, data, code, plans, information, records, reports and other documents (and copies thereof) relating to the business of MITI which AT may then possess or have under its control.

7.4

Exceptions. Notwithstanding the foregoing, AT shall not be prohibited or enjoined at any time by MITI from utilizing any skills, knowledge or know-how of a general nature acquired during the course of performing the Services specified under this Agreement provided (a) such skills, knowledge or know-how are not uniquely applicable to MITI or its business and (b) AT shall not use (i) any programming code or other copyrightable material created for MITI pursuant to the Services; (ii) any patentable idea or materials created or conceived of for MITI pursuant to the Services; or (iii) any Proprietary Information provided by or for MITI to AT.

7.5

Moral Rights. To the extent allowed by law, Section 7.2 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like. To the extent any of the foregoing is ineffective under applicable law, AT hereby provides any and all ratifications and consents necessary to accomplish the purposes of the foregoing to the extent possible. AT will confirm any such ratifications and consents from time to time as requested by MITI. If any other person provides any Services, AT will obtain the foregoing ratifications, consents and authorizations from such a person for MITI’s exclusive benefit. This Section 7.5 will not apply to MITI’s obligations under Section 2.3

7.6

Underlying Technology. If any part of the Services or Work Product is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise exploited without using or violating, technology or intellectual property rights owned or licensed by AT and not assigned hereunder, AT hereby grants MITI and its successors a perpetual, irrevocable, worldwide, royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such technology and intellectual property rights in support of MITI’s exercise or exploitation of the Services, Work Product, other work performed hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them).

7.7	INTENTIONALLY LEFT BLANK

7.8

Compliance With Legal Requirements. MITI shall not provide workers’ compensation, disability insurance, Social Security or unemployment compensation coverage or any other statutory benefit to AT employees or consultants.

7.9

Support & Bug Fixes. AT does not have the ability to provide bug fixes and maintenance releases to the Product to MITI. After the first year, such bug fixes and maintenance releases shall be handled by MITI.

8	CONFIDENTIALITY

8.1

Source Code Confidentiality. The Source Code for the Product shall be considered AT’s proprietary information and MITI shall (a) maintain it in confidence, (b) not disclose or distribute it to any third party, except as set forth in Section 2.1(d) and Section 3 and (c) not disclose it or allow access to it by MITI employees, except for those who need access to it to enjoy MITI’s rights under Section 2.1(a). Source Code shall not be considered AT's  proprietary information if it becomes (a) generally available to the public without fault on the part of MITI, (b) becomes known to it, without restriction, from a source other than AT without a duty of confidentiality to AT, or (c) is disclosed in response to an order or requirement of a court, administrative agency, or other governmental body; provided, however, that (i) MITI must provide prompt advance notice of the proposed disclosure to AT and (ii) any proprietary information so disclosed shall otherwise remain subject to the provisions of this Section 8.1.

8.2

Publicity. Neither party may disclose the terms of this Agreement or use the other party’s name in any publications, advertisements, or other announcements without the other party’s prior written consent.

9.	WARRANTY

9.1	AT Warranties. AT warrants that:

(a)	it has the power and authority to enter into this Agreement;

(b)	as of the Effective Date and for a period of one year thereafter, the Product shall fully comply with AT’s published specifications for the Product;

(c)

the Services will be performed in a professional and workmanlike manner and that none of the Services or any part of this Agreement is or will be inconsistent with any obligation AT may have to others;

(d)	all Services and Work Product under this Agreement shall be AT’s original work;

(e)	AT has the full right to provide MITI with the assignments and rights provided for herein;

(f)	the Services, Work Product and Product, and MITI’s use thereof in accordance with this Agreement, will not infringe the copyrights or trade secrets of any third party;

(f)

at the time of delivery, the Product and Work Product will be free from viruses, “trojan horses” disabling codes, time bombs or other such items that may interfere with or adversely affect MITI’s permitted use of the Product and Work Product;

(g)	for a period of ninety (90) days from delivery of the Product to MITI that the media on which the Product is delivered to MITI will be free from material defects;

(h)

the Product does not include any third-party software or require the use or license of any third-party software (other than standard operating systems) in order exercise the license grant set forth in Section 2.

9.2

Remedy. In the event of any breach of the warranty provided in Section 9.1 (b) above, AT shall promptly commence the following procedures: (i) notify MITI’s management of such breach and of corrective steps being taken; (iii) provide MITI with periodic reports on the status of the corrections. This remedy provided in this paragraph is MITI’s exclusive remedy for a breach of the warranty set forth in Section 9.1(b).

9.3

WARRANTY DISCLAIMER. EXCEPT FOR THE WARRANTIES SET FORTH IN THIS AGREEMENT, AT MAKES NO WARRANTIES OR REPRESENTATIONS AS TO THE PRODUCT OR AS TO ANY SERVICES RENDERED TO MITI. EXCEPT FOR THE WARRANTIES SET FORTH IN THIS AGREEMENT, AT DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INTERRUPTION OF USE AND FREEDOM FROM BUGS.

10.	INDEMNIFICATION

10.1

 Indemnification by AT. AT shall defend, indemnify and hold harmless MITI and its officers, directors, employees, shareholders, customers, agents, successors and assigns from and against any and all loss, damage, settlement or expense (including legal expenses), as incurred, resulting from or arising out of any third-party claim which alleges that any Product provided to MITI hereunder or the use thereof infringes upon, misappropriates or violates any copyrights or trade secret rights of persons, firms or entities who are not parties to this Agreement. AT’s obligations under this Section 10 are conditioned upon MITI providing AT with (a) prompt written notice of all claims and of any suits brought or threatened against MITI, (b) authority to assume the sole defense thereof through its own counsel, who is reasonably acceptable to MITI (and provided that AT demonstrates to MITI that it has sufficient financial resources to successfully defend such claims) and to compromise or settle any action, lawsuit or claim, and (c) all available information and reasonable assistance to do so. AT shall not compromise any claim or enter into any settlement that includes any non-monetary remedies without the written consent of MITI, not to be unreasonably withheld.

10.2

 AT’s Efforts. If the use of the Product is enjoined or becomes the subject of a claim of infringement, AT shall obtain such licenses, or make such replacements or modifications, as are necessary to continue the use of the Product without infringement and in compliance with the specifications in place prior to the claim. If AT is unable to achieve either of the foregoing within thirty (30) days (or such longer period as determined by MITI in good faith) after the holding of infringement or the entry of the injunction, as applicable, AT shall promptly refund to MITI the License Fees paid for the Product the use of which is legally prohibited. Nothing in this paragraph shall limit any other remedy for MITI.

10.3

 Exceptions to AT Indemnity. AT shall have no obligation under this Section 10 to the extent any claim of infringement or misappropriation results from (a) (i) use of the Product in combination with any other product, end item, or subassembly not intended by AT, and (ii) if the infringement would not have occurred but for such combination, incorporation or use; (b) modifications to the Product made by any party other than AT; or (c) modifications to the Product made to meet requirements or specifications requested by MITI.

10.4

 Patent Claims. If MITI receives notice of a third-party claim that the Product infringes the patent rights of a third party, and MITI reasonably determines, as advised by competent patent counsel, that such claim is bona fide, MITI will be permitted to suspend payment of License Fees due to AT pursuant to Section 5, which sums may be used to defray any loss, damage, settlement or expense (including legal expenses), as incurred, resulting from or arising out of any such third-party claim until the claim is settled or otherwise disposed of. If the suspension of the payment of License Fees has been terminated as provided above, MITI shall promptly pay all such License Fees whose payment has been suspended and shall account to AT with respect to all License Fees used by MITI to defray any such loss, damage, settlement or expense.

11.	EXCLUSIVITY & RIGHT OF FIRST REFUSAL

11.1

 Exclusivity. From the Effective Date until two hundred forty (240) months after the delivery of the Product to MITI, AT may not enter an agreement with a MITI Competitor that (a) allows bundling or integration of the Product with a Competitive Product or (b) would provide enhancements or other modifications to the Product that relate to a Competitive Product or (c) involves marketing or promoting the Competitive Product or (d) allows for the reselling or sublicensing of the Product specifically for use with the Competitive Product. By way of example only, AT shall be free to enter into an agreement with a MITI Competitor provided that the agreement specifically prohibits any the foregoing.

12.

LIMITATION OF LIABILITY. EXCEPT FOR A CLAIM PURSUANT TO SECTION 10 OR MITI’S BREACH OF SECTION 8.1, EACH PARTY WILL NOT BE LIABLE OR OBLIGATED WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT OR UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

13.	TERM AND TERMINATION

13.1

 Termination by AT. This Agreement is effective until terminated. AT may terminate this Agreement only in the event of (a) a failure by MITI to pay the Licensee Fees in accordance with this Agreement more than thirty (30) days after written notice is given by AT of a late payment or (b) MITI’s breach of Section 8.1. AT’s remedy for any other breach of this Agreement shall be to obtain monetary damages or to the extent available, obtain injunctive or other equitable relief. Notwithstanding the foregoing, AT may withhold the performance of any Services required under this Agreement if MITI fails to pay for the fees under Section 7 when due and AT’s withholding of such services will not be deemed a breach of this Agreement.

13.2

 Survival. Upon termination of this Agreement for any reason (i) end user licenses granted by MITI to its customers in accordance with this Agreement, whether through resellers or distributors, shall remain in effect in accordance with their terms, and (ii) Sections 2 (except as set forth in Section 13.1), 3, 4, 5, 6, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, 8, 9, 10, 12, 13 and 15 of this Agreement will survive.

13.3

 Exclusive Remedy. Termination is not an exclusive remedy, and all other remedies will be available whether or not the Agreement is terminated. The terminating party shall not be liable for any charges, damages, obligations or other costs incurred as a result of termination.

14.	ASSIGNMENT

14.1	MITI Assignment. MITI may assign this Agreement to a party that succeeds to all or substantially all the business or assets of MITI.

14.2

 AT Assignment. AT shall not assign any right or delegate any of its obligation to perform Services hereunder without MITI’s prior written consent, and any purported assignment or delegation by AT without MITI’s prior written consent shall be void.

15.	GENERAL

15.1	Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. certified mail, return receipt requested and postage prepaid. In the case of MITI, mailed notices shall be addressed to its corporate headquarters at the address set forth on the first page of this Agreement, and all notices shall be directed to the attention of VP, Corporate Counsel. In the case of AT, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of Greg Ferrar.

15.2

 Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the appropriate parties. No waiver by either party or any breach of, or compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

15.3

 Governing Law. Any claim arising under or relating to this Agreement, shall be governed by the internal substantive laws of the State of California, without regard to principles of conflict of laws. Each party hereby agrees to jurisdiction and venue in the courts of the State of California or federal courts located in California for all disputes and litigation arising under or relating to this Agreement.

15.4

 Independent Parties. AT and MITI are independent parties. Nothing in this Agreement shall be construed to make the parties partners or joint ventures or to make either party liable for the obligations, acts, omissions or activities of the other party.

15.5

 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

15.6

 Entire Agreement. This is the entire agreement between AT and MITI relating to this subject matter, and supersedes all prior and contemporaneous agreements and negotiations with respect to these matters. No amendments will be effective unless in writing signed by both parties.

15.7

 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration hearing shall take place in Santa Clara, California, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, in the event irreparable injury can be shown, either party may obtain injunctive relief exclusively in any court having jurisdiction thereof.

15.8

 Injunctive Relief. MITI acknowledges that a violation of the rights granted to it under this Agreement cannot be readily remedied in monetary damages in an action at law, and, accordingly, AT will be entitled to seek and obtain equitable remedies from any court of competent jurisdiction, including, without limited to, to temporary or permanent injunctive relief, costs and reasonable attorneys’ fees.

15.8	Attorneys’ Fees. In any arbitration or litigation to enforce the terms of this Agreement, the prevailing party shall be entitled to collect its costs and fees, including reasonable attorneys’ fees.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates indicated by their respective signatures.

MITESCO, INC.	AgingTopic, LLC.

Signature	Signature

Name	Name

Title	Title

Date	Date